Exhibit 4.5

THIS AGREEMENT is made on 1 August 2003

BETWEEN

(1)	SCOTTISH POWER PLC, a company with the number SC193794 and which has its registered office at 1 Atlantic Quay, Glasgow G2 8SP (the Company); and

(2)	SIMON J LOWTH of 19 Lyndhurst Road, Hampstead, London, NW3 5NX (the Employee)

IT IS AGREED as follows:-

1.	DEFINITIONS

1.1 In this Agreement the following expressions shall have the following meanings:

Board means the board of directors of the Company or a duly constituted committee of the Board;

Confidential Information shall have the meaning ascribed in Clause 18.1;

Effective Date means the date set out in the Table;

Employment means the Employee’s employment in accordance with the terms and conditions of this Agreement;

Executive Share Schemes shall have the meaning ascribed in Clause 5.2;

Good Reason means any of the following:

(i) the Company unreasonably requires the Employee (without the Employee’s consent, such consent not to be unreasonably withheld or delayed) as a condition of the continuation of the Employment to relocate his residence or place of work from the Employee’s then residence or place of work;

(ii) the Company unilaterally changes the Employee’s duties (including the manner of performance thereof or the circumstances in which such duties are to be performed), responsibilities or reporting (including in relation to the operational and/or the performance relationship) without the Employee’s consent with the effect that the Employee’s responsibility, authority, status or ability to undertake his duties effectively is materially reduced or the manner or the circumstances in which such duties are to be undertaken are such as to be intolerable for the Employee (acting reasonably); or

(iii) the Company fails in any material respect to comply with and satisfy any of the material terms of this Agreement, including (but not limited to) Clauses 4 and 5.

Group Company means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company (with holding company and subsidiary having the meanings given to them by section 736 Companies Act 1985);

Group means the Company and any Group Company from time to time;

Holiday Year means a period commencing on 1 April in a calendar year and expiring on 31 March in the following calendar year;

Agreed Payment shall have the meaning ascribed in Clause 16.4;

Maximum Annual Bonus means the percentage of the Employee’s basic annual salary (calculated by reference to the Employee’s basic annual salary at the Termination Date) which percentage is set out in the Table;

Payment in Lieu of Notice shall have the meaning ascribed in Clause 16.2;

Pension Schemes shall have the meaning ascribed in Clause 8.1;

Performance Related Pay Schemes shall have the meaning ascribed in Clause 5.1;

Recognised Investment Exchange has the meaning given to it by section 207 of the Financial Services and Markets Act 2000;

Relevant Period shall have the meaning ascribed in Clause 16.2 (a);

Retirement Age shall have the meaning ascribed in Clause 2.4;

Table means the table at Annex 1 to this Agreement;

Termination Date shall have the meaning ascribed in Clause 19.1;

UURB means the unfunded unapproved retirement benefit plan.

1.2 For the purpose of this Agreement any references to gender shall in the case of the masculine include the feminine and vice versa.

1.3 In construing this Agreement neither the contra proferentem nor the eiusdem generis rule shall apply.

1.4 Unless stated to the contrary, all payments and benefits referred to in this Agreement are subject to such deductions for income tax and national insurance contributions as are required by law and are non-pensionable.

2.	TERM AND JOB DESCRIPTION

2.1 The Employee shall be employed by the Company in the capacity as set out in the Table or in such other capacity, consistent with his experience, status and seniority, to which he may be reasonably assigned by the Board from time to time.

2.2 The Employment began on the Effective Date. The Employee’s period of continuous employment began on the date set out in the Table.

2.3 Subject to clauses 2.4 and 16, the Employment will continue until terminated on the expiry of the relevant period of notice given by either party to the other as set out in the Table.

2.4 The Employment will terminate automatically on the Employee’s Retirement Age as set out in the Table.

3.	DUTIES

3.1 During the Employment, the Employee will:-

(a)	diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board or the Company, whether such duties or powers relate to the Company or any other Group Company;

(b)	comply with all directions lawfully and properly given to him by the Board;

(c)	unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his Working Hours to the business of the Company or any other Group Company for which he is required to perform duties;

(d)	promptly provide the Board with all such information and explanations as it may require in connection with the Employment or the business or affairs of the Company and of any other Group Company;

(e)	carry out his duties in a proper manner and comply with the policies of the Company and the policies of the Group that are referred to (or which may from time to time be issued by the Company or the Group) a list of which, as at the date hereof, is referred to in the Table;

(f)	faithfully and diligently serve the Company and use his best endeavours to promote the interests and maintain and promote the reputation of the Company and each other Group Company.

3.2 The Employee’s working hours are not measured or predetermined but shall be the Company’s normal business hours together with such additional hours as are required in the proper performance of his duties. The Employee acknowledges that he has no entitlement to additional remuneration for such further hours in excess of the Company’s normal business hours as the Employee may be required to work in accordance with this clause 3.2.

3.3 The Employee’s normal place of work is as set out in the Table, or such other location of a Group Company at which the Company may from time to time reasonably require the Employee to base himself.

3.4 The Employee agrees to travel and to relocate (both within and outside, in this latter case subject to the agreement of the Employee not to be unreasonably withheld or delayed, the United Kingdom) as may be reasonably required for the proper performance of his duties under the Employment and subject to the application of, and compliance with, the relevant policy (as may be amended from time to time) of the Company or Group, such policy to include the provision of reasonable financial and other support and assistance with respect to disturbance and accommodation as may be appropriate in the circumstances.

3.5 In the course of the Employment, under the terms of the Health and Safety at Work etc Act 1974 (the Act), or such other rules or regulations having the effect as law in the relevant Group location, the Employee shall take reasonable care for the health and safety of himself and others who might be affected by his acts or omissions. The Employee must also co-operate with the Company, or any other person who has a duty under the Act, to enable any statutory duty or requirement concerning health and safety at work to be performed or complied with.

3.6 The Employee acknowledges the policies of the Company and the rest of the Group as listed in Annex 1 to this Agreement and agrees to comply with them as if those policies were specifically incorporated into and formed part of this Agreement.

3.7 The Employee will provide such certification, statements and other documentation in relation to the compliance with regulatory and accountancy practice, including (but not limited to) compliance with the rules and requirements of any relevant Recognised Investment Exchange, GAAP, Sarbanes Oxley related legislation, regulations and codes, as the Company may reasonably require from time to time. The Company will provide such information, advice and assistance in relation to these requirements as an Employee may reasonably require.

4.	SALARY

4.1 The Employee’s basic annual salary as at the date hereof is as set out in the Table. The salary will be reviewed annually during the Employment. The Company is under no obligation to increase the Employee’s salary following a salary review, but will not decrease it.

4.2 The Employee’s basic annual salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments, subject to the deduction, as appropriate, of inter alia, income tax, national insurance contributions, pension contributions and any other deductions of a statutory nature or as required by law.

4.3 The Employee’s basic annual salary will be deemed to be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

4.4 Except as expressly set out in this Agreement, or as may be confirmed in writing by the Company as constituting an express revision to this Agreement, the Employee will not be entitled to any additional salary, fees, bonus, payments of expenses or otherwise.

4.5 The Employee’s basic annual salary is pensionable subject to and in accordance with the rules of the Pension Schemes (as defined in Clause 8.1).

5.	BONUS AND SHARE SCHEMES

5.1 The Company has established incentive and bonus schemes (the Performance Related Pay Schemes) and, subject to the rules thereof, the Employee shall be eligible to participate in such schemes as may be set out in the Table. The Company reserves the rights to amend or procure the amendment of the terms of or to terminate or procure the termination of such Performance Related Pay Schemes (in such cases in order to substitute an equivalent scheme or schemes) but may not at any time reduce the level of the Employee’s participation in or the terms of such Performance Related Pay Schemes without agreement from him.

5.2 The Company has established executive performance share, and share option, schemes (the Executive Share Schemes) and, subject to the rules of such Executive Share Schemes, the Employee shall be eligible to participate in such of them as are referred to in the Table. The Employee hereby agrees and accepts that any invitation to participate in or the grant of any option or other right pursuant to any of the Executive Share Schemes (whether now or in the future) or the termination or variation of any of the Executive Share Schemes shall not constitute or give rise to any claim or right of action against the Company under this Agreement in respect of such grant, termination and variation.

5.3 In the introduction of and/or participation in any schemes referred to in Clauses 5.1 or 5.2 the Company will procure that the Employee is invited to participate to the same, or an equivalent, extent to those employees of the same and broadly similar status and seniority.

6.	EXPENSES

The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Employee in the course of his Employment (including, without prejudice to the generality of the foregoing, the cost of subscriptions during the Employment to professional bodies membership of which it is obligatory or, in the reasonable opinion of the Board, desirable for the Employee to hold for the purpose of the Employment and to maintain the Employee’s professional qualifications and telephone costs) subject to production of receipts or other appropriate evidence of payment.

7.	COMPANY CAR

7.1 During the Employment, the Company will (in accordance with the terms of the car policy from time to time) provide the Employee with a car of a type and age considered by the Board to be appropriate to his status and responsibilities at the grade referred to in the Table. The Company will bear the cost of providing road tax, insuring, repairing and maintaining the car. The Company will also bear the cost of fuel for business and private mileage to the extent set out in the Table. The Employee will take good care of the vehicle and will ensure that the provisions and conditions of the Company’s car policy from time to time and any policy of insurance relating to the car are complied with in all respects. The Employee shall not take, or allow to be taken, the car outside the UK without the prior written consent of the Company.

7.2 The Company may, if it terminates the Company’s car policy with respect to other employees in the Group, in its absolute discretion, determine that the Employee will receive (in lieu of the provision of the benefits in Clause 7.1), or alternatively the Employee may elect to receive in lieu of the benefits described in clause 7.1, a car and/or fuel allowance as set out in the Table. This will be paid in arrears (less any required deductions) in equal monthly instalments with the Employee’s salary. .

8.	PENSION

8.1 The Employee is entitled to participate in designated pension schemes established on behalf of relevant Group Companies by the Group (the Pension Schemes) subject to and in accordance with the rules of such Pension Schemes for the time being and from time to time in force (and subject to any Inland Revenue or other applicable limits) all as set out in the Table.

8.2 If either:-

(i)	the Employee does not join the Pension Schemes as soon as reasonably practicable and, in any event, within three months of the Effective Date, or such longer period as the Pension Schemes may permit;

or

(ii)	within three months of the Effective Date the Employee takes out a personal pension scheme approved under Section 631 of the Income and Corporation Taxes Act 1988;

or

(iii)	once having joined the Pension Schemes the Employee ceases to be a member thereof during the Employment;

then the Company shall not be obliged to maintain the Pension Schemes or any other pension scheme for the benefit of the Employee and if the Company does maintain the Pension Schemes or brings into effect another pension scheme it shall be within the discretion of the Company and the trustees of the Pension Schemes or other scheme as to whether or not, and if so upon what terms, the Employee shall be permitted to become a member.

8.3 For so long as the Employee shall remain a member of the Pension Schemes he shall be liable to make such contributions thereto and be entitled to such benefits therefrom and be subject to such terms and conditions as are set out in the rules from time to time governing the Pension Schemes.

8.4 A contracting-out certificate is in force in respect of the Employment.

8.5 To the extent set out in the Table, the Employee is eligible to participate in

(a)	the Company’s unfunded unapproved retirement benefit arrangements (UURB) from time to time, subject to the rules of the UURB and the deed between the Company and the Employee attached at Annex 3 of this Agreement; and

(b)	the Company’s executive top up pension plan.

8.6 If and to the extent that the Employment terminates other than (i) by reason of the Employee’s resignation (except for a Good Reason); or (ii) in the circumstances set out in Clause 16.5, then the Company shall, at the Employee’s election, recommend to the trustees of the relevant Pension Scheme or Schemes, or in relation to the UURB procure, that such termination shall be deemed (solely in relation to UURB and or such Pension Scheme or Schemes) to be a termination for re-organisation or redundancy (with the intent and effect that the benefits pursuant to the relevant UURB and/or Pension Scheme or Schemes shall apply on the basis of such re-organisation or redundancy). This arrangement will only apply where the Employee has five or more years’ continuous service with the Company at the Termination Date (or would have had five or more years’ continuous service with the Company at the end of the Relevant Period). The Company will procure that benefits under this arrangement are receivable by the Employee following the later of the Termination Date or the Employee reaching 50 years of age.

9.	INSURANCE

9.1 During the Employment, subject to the Employee’s age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, the Company will pay for the benefit of the Employee his spouse and any dependent children in full time education under the age of 25 (or such other age as the terms of the insurance arrangements may specify), subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force.

9.2 The Company will provide and maintain Directors and Officers liability insurance coverage in respect of the period for which the Employee is a Director of the Company (or any Group Company) at such levels, for such risks, subject to such terms and for such period after the Employee ceases to be a Director of a Group Company as the Company or any Group Company, provides and maintains such cover for its Directors generally each year thereafter, including such self insurance coverage as the Company or any Group Company makes available or obtains on behalf of itself or its Directors. The receipt by the Employee of a Payment in Lieu of Notice or an Agreed Payment shall not prejudice his ability to continue to benefit under this Clause 9.2.

9.3 The Company shall procure that during the Employment the Employee has the benefit of death in service insurance cover and long term ill health cover, obtained either directly by the Company or through any Pension Scheme operated by the Company, so as to provide coverage and benefits as specified in the rules of the relevant Pension Scheme or Schemes or any benefits handbook from time to time issued by the Company to the Employee but in each case by reference to the Employee’s then basic annual salary.

10.	HOLIDAY

10.1 The Employee is entitled to paid holiday per Holiday Year during his Employment for both the periods of holiday entitlement and any bank and public holiday entitlement as set out in the Table, to be taken at a time or times convenient to the Company. The right to paid holiday will accrue pro-rata during each Holiday Year of the Employment.

10.2 Untaken holiday entitlement may not be carried forward to a future Holiday Year unless the prior written consent of the Board has been obtained. Subject to clause 10.3 the Employee has no entitlement to be paid in lieu of accrued but untaken holiday.

10.3 On termination of the Employment, the Employee’s entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Employee’s basic annual salary). If the Employee has taken more working days’ paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Employee’s basic annual salary).

11.	SICKNESS AND OTHER INCAPACITY

11.1 With respect to any period (or periods) of absence due to incapacity or sickness in any period of 24 consecutive calendar months which is (or are) either by reason of a single or common cause, or a number of associated causes or symptoms, and subject to the Employee’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Employee will be eligible to receive (i) the basic annual salary referred to in Clause 4 of this Agreement (and, with respect to any period of sickness absence (but only when the Company would otherwise effect payment of such bonuses) such element of bonus referred to in Clause 5 of this Agreement as the Company may in its discretion determine is appropriate having regard to all the circumstances); and (ii) other employee benefits; as contractual sick pay for up to six months’ absence in full and, for the further six months’ absence following immediately thereafter, at 50% of the contractual rate with respect to basic annual salary (and 50% of such bonus as the Company may in its discretion determine) but 100% with respect to other non cash benefits (car etc). The Employee will not be paid any additional sums for any absence in excess of twelve months in the aforesaid period of 24 months except, in the event of exceptional circumstances, where the Company (in its absolute discretion) determines in writing. Such contractual sick pay is deemed to include any statutory sick pay and/or State benefits and the Company will be entitled to deduct from the sums payable, under this paragraph, (a) the amount of income or other benefits to which the Employee is entitled under the national insurance scheme for the time being in force; and (b) the amount of income or other benefits to which the Employee is entitled under any long term (or permanent) sickness or disability scheme or arrangement provided for under this Agreement (in each case for the duration of such periods of entitlement). Where notice to terminate this Agreement is given during any period (where such absence from work is due to reasons unconnected with the relevant sickness or injury) any contractual sick pay payable by the Employer will cease upon the Termination Date and the Employee will no longer be entitled to such pay.

11.2 If the sickness or injury shall be (or appear to be) occasioned by actionable negligence or breach of duty of a third party in respect of which damages are (or may be) recoverable any salary paid to or enjoyed by the Employee (together with the cost of any benefits enjoyed by the Employee) during his period of absence shall be repayable or deemed to be reimbursable in the event of, and out of, the receipt of the proceeds of any claim against the third party. The Employee shall immediately notify the Company of the reason for the sickness or injury and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Company all particulars the Company may reasonably require and shall be required: if (and to the extent only that) the Employee elects in his discretion, to make a claim against the third party in question, and subject always to the Company contributing to the reasonable cost incurred in relation to the recovery of its payments or benefits to the Employee, to recover such sums as part of the Employees claim and to repay to the Company that part of any damages or compensation recovered which relates to loss of earnings or benefits for the period of absence as shall equal the amount of salary or emoluments paid to or benefits enjoyed by the Employee during the period of absence provided that the amount to be refunded shall not exceed the amount of damages or compensation for such heads of claims or loss accurately recovered (less any costs incurred by the Employee in connection with the recovery of such damages or compensation) and shall not exceed the total salary and benefits paid to the Employee in respect of the period of absence.

11.3 The Employee agrees that he will undergo a medical examination by a doctor appointed by the Company at any reasonable time (provided that the costs of all such examinations are paid by the Company). The Company and Employee will be entitled to receive a report produced in connection with all such examinations in so far as such report contains medical (or other) information that is relevant to the performance of the Employees duties.

11.4 The Company shall not terminate the Employment for the sole or predominant purpose of depriving the Employee of the ability to benefit under any long term (or permanent) sickness or disability scheme or arrangement provided for under this Agreement to which the Employee would otherwise have been entitled but for such termination.

12.	OTHER INTERESTS

12.1 Subject to clause 12.2 and 12.3, during the Employment the Employee will not (without the Board’s prior written consent or as set out in the Table) either solely or jointly or in partnership with or as a Director, Manager, Agent, Employee or Representative of or in any other capacity carry on or be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation other than the business concerned or by the Company. The Employee shall disclose to the Board any interest of his, or to his knowledge, his spouse or of any child of him (or his spouse) under eighteen years of age (1) in any trade, business or occupation whatsoever which is in any way similar to any of those in which any Group Company is involved and (2) in any trade or business carried on by any supplier of any Group Company whether or not such trade, business or occupation may be conducted for profit or gain where in each such case the situation is, or may be reasonably expected to be perceived as constituting, a conflict of interest between the Employee and any Group Company.

12.2 Notwithstanding clause 12.1, the Employee may hold for investment purposes an interest (as defined by Schedule 13 Companies Act 1985) of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number, or class, of securities in any class of securities listed or dealt in a Recognised Investment Exchange, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by any company in the Group save to extent approved in advance by the Board.

12.3 The Employee shall be entitled to be appointed as a non-executive director of another business or company not associated, in competition or conducting business with the Group, where such appointment does not adversely affect the performance of the duties expressly or implicitly imposed on or to be performed by the Employee pursuant to this Agreement. The acceptance by the Employee of any such appointment is subject to the prior written agreement of the Board. Remuneration or fees received with respect to appointments subject to this paragraph shall be the property of the Employee. Any such appointments as exist as at the Effective Date are set out in the Table.

13.	SHARE DEALING AND OTHER CODES OF CONDUCT

The Employee will comply with all codes of conduct adopted from time to time by the Board and with all applicable rules and regulations of the UK Listing Authority, all Recognised Investment Exchanges and any other relevant regulatory bodies, including the Model Code on dealings in securities and will use his best endeavours to procure that any connected person (as defined in the Companies Act 1985) complies with all such codes, rules and regulations on dealings in securities.

14.	INTELLECTUAL PROPERTY

14.1 In this clause Intellectual Property means inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade names, logos, art work, slogans, know-how, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, work in which copyright may subsist (including computer software and preparatory and design materials therefore), and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

14.2 Subject to the provisions of the Patents Act 1977 (PA 1977), the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 (CDPA 1988), if at any time in the course of or in connection with the Employment the Employee makes or discovers or participates in the making or discovery of any Intellectual

Property directly or indirectly relating to or capable of being used in the business of the Company or any Group Company, full details of the Intellectual Property shall immediately be disclosed in writing by him to the Company and the Intellectual Property shall be the absolute property of the Company. At the request and expense of the Company, the Employee shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage, and shall execute all documents and do all things which may be necessary or in the opinion of the Company desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

14.3 In relation to the discovery or creation of Intellectual Property in the course of his duties under this Agreement, the Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause, and in favour of any third party a certificate in writing signed by any director of the Company or the company secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

14.4 If the Employee shall at any time make or discover or participate in the making or discovery of the Intellectual Property which belongs to the Company, the Employee shall not without the written consent of the Company apply for patent or other protection for the Intellectual Property either in the United Kingdom or elsewhere, and shall not do anything which might adversely affect the Company’s right to obtain patent or other protection therefore.

14.5 The Employee hereby assigns to the Company by the way of prospective assignment the copyright and rights in designs (whether registered or unregistered) and any other proprietary rights for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived or made by the Employee (except only those copyright works and designs wholly unrelated, both directly and indirectly, to the activities of the Company or any Group Company and those written, originated, conceived or made wholly outside the period of the Employee’s Employment). The Employee hereby expressly waives any and all of his moral rights and rights of a similar nature (including the rights conferred by Section 77, 80 and 84 of the CDPA 1988) in respect of all copyright works created by the Employee and owned by the Company.

14.6 For the purposes of Section 39(1)(a) of the PA 1977, the course of the normal duties of the Employee shall include the use of the equipment, supplies, facilities, research, know-how, technology, trade secrets and confidential information of the Company and any Group Company and the Employee has the duty to use the same for the sole benefit of the Company or Group Company (as appropriate) so that any invention made by the Employee which in any way depends upon or was made or facilitated by the use of the equipment, supplied, facilities, research, know-how, technology, trade secrets or confidential information of the Company or any Group

Company shall belong to the Company. The Company and the Employee agree that the nature of the duties and responsibilities of the Employee are and are expected to continue to be such that the Employee has a special obligation to further the interests of the Company’s undertaking within the meaning of Section 39(1)(b) of the PA 1977, and that all inventions made by the Employee in the course of his duties do and shall belong to the Company.

14.7 Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Intellectual Property made or discovered during the Employment and shall be binding upon his heirs, successors, assigns and representatives.

15.	DISCIPLINARY AND GRIEVANCE PROCEDURES

15.1 There is no formal disciplinary procedure in relation to the Employment. If the Employee is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Chairman of the Board within 7 days of that decision. Subject to any such decision being ratified by the Board, the Chairman’s decision shall be final.

15.2 If the Employee has any grievance in relation to the Employment he may raise it in writing with the Chairman of the Board whose decision, subject to any such decision being ratified by the Board, shall be final.

16.	TERMINATION

16.1 Either party may terminate the Employment in accordance with clause 2.3.

16.2 The Company may, in its sole discretion, also terminate the Employment at any time by paying a sum in lieu of notice (the Payment in Lieu of Notice) equal to the aggregate of:

(a)	the basic salary (calculated by reference to the Employee’s basic salary at the date of termination) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 2.3 if notice had been given (or, if notice has already been given, during the remainder of the notice period) (the Relevant Period);

(b)	the Employee’s pension loss in respect of the arrangements in clause 8, which will be determined as the aggregate of:

(i)	in relation to loss of pension benefits under any Inland Revenue approved pension scheme in which the Employee participates, an amount equal to 166% of the amount certified by the actuary to the relevant scheme as being equal to the cash equivalent transfer value (calculated using actuarial methods and assumptions consistent with those specified in Actuarial Guidance Note GN11) of the additional pension benefits which the Employee would have accrued if the Employment had continued throughout the Relevant Period; and

(ii)	in relation to loss of pension benefits under any unfunded pension scheme not approved by the Inland Revenue in which the Employee participates, an amount certified by an actuary appointed by the Company as the cash equivalent value (calculated using actuarial methods and assumptions consistent with those specified in Actuarial Guidance note GN11) of the additional pension benefits which the Employee would have accrued if the Employment had continued throughout the Relevant Period.

For the purposes of this sub-paragraph pension benefits shall also include life assurance and spouse pension benefits;

(c)	the cost to the Company of providing all the other benefits (excluding pension, bonus and share related incentives) that the Employee would have been entitled to receive or earn during the Relevant Period or, if either the Company or the Employee requests in writing, a sum based on an estimated cost to the Company of providing those benefits for that period which is agreed to be 15% of the Employee’s basic annual salary (calculated by reference to the Employee’s basic annual salary at the Termination Date) for the Relevant Period.

16.3 The Payment in Lieu of Notice shall be subject to such deductions as may be required by law. The Payment in Lieu of Notice shall not prejudice any entitlement the Employee may have to benefit under clause 8.6 of this Agreement. The Employee shall be entitled to the balance of shares held in the Employee’s name under the Company’s deferred share plan in accordance with the rules of that plan. Any entitlement that the Employee has or may have or may have had under any plan referred to under clause 5.1 with respect to the period prior to the Termination Date or clause 5.2 with respect to the periods prior to and following the Termination Date shall be determined in accordance with the rules of the relevant plan and shall not be affected by the Employee’s receipt of the Payment in Lieu of Notice save that for the application of each such plan under clause 5.2 the Company shall recommend to the trustee, administrator or Remuneration Committee (as appropriate) that “good leaver status” or the relevant equivalent provisions in any such plan shall apply to the Employee. As an alternative to the Payment in Lieu of Notice being paid in a single lump sum, the Company may pay:

(a)	an initial lump sum equal to 50% of the Payment in Lieu of Notice (the First Payment) to be paid on the Termination Date;

(b)	a second lump sum equal to 25% of the Payment in Lieu of Notice (the Second Payment) to be paid 6 months after the Termination Date; and

(c)	a third lump sum equal to 25% of the Payment in Lieu of Notice (the Third Payment) to be paid 9 months after the Termination Date.

If the Employee commences alternative employment prior to the date on which the Second Payment becomes payable, the Second Payment shall be reduced by the basic salary that the Employee will receive from the alternative employment in respect of the period starting 6 months after the Termination Date and ending 9 months after the

Termination Date. If the Employee commences alternative employment prior to the date on which the Third Payment becomes payable, the Third Payment shall be reduced by the basic salary that the Employee will receive from the alternative employment in respect of the period starting 9 months after the Termination Date and ending 12 months after the Termination Date. The Employee agrees to provide the Company with such information as it may reasonably require to calculate the amount by which the Second and Third Payments should be reduced.

16.4 In relation to the Employee’s entitlement under any plan referred to under clause 5.1 with respect to the Relevant Period, where a Payment in Lieu of Notice or an Agreed Payment are paid, the Company shall pay a sum (or sums where the Relevant Period spans more than one bonus year) to the Employee, based on the formula: A percentage times Maximum Annual Bonus. For the purposes of this formula, A shall be such percentage (subject to a maximum of 100%) as the Remuneration Committee shall determine by reference to the performance of the Company against its financial objectives for the relevant bonus year or years spanned by the Relevant Period, such determination to be consistent with any determination made by the Remuneration Committee regarding the performance of the Company against its financial objectives for the same period or periods in respect of other employees of the Company whose status and seniority is broadly similar to the status and seniority of the Employee at the Termination Date. The payment of such sum (or sums) shall be made on the date (or dates) on which the Company makes annual bonus payments in respect of the relevant bonus year (or years) to its other employees whose status and seniority is broadly similar to the status and seniority of the Employee at the Termination Date. The payment of the sums referred to in this clause 16.4 shall be conditional on the Employee having complied with his obligations under clauses 18 and 19 in respect of the period prior to the payment date (or dates). If the Employee commences alternative employment prior to the end of the Relevant Period, the Remuneration Committee may reduce the sum or sums payable to the Employee in respect of that period of alternative employment to take account of any performance related bonus that the Employee will receive from the alternative employment in respect of the same part or parts of the Relevant Period. The Employee agrees to provide the Company with such information as it may reasonably require to calculate the amount by which any sum (or sums) payable pursuant to this Clause 16.4 should be reduced.

16.5 The Company may also terminate the Employment immediately and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	commits any serious or repeated breach of any of his material obligations under this Agreement or his Employment (including, but not limited to, those referred to in Clause 3.1);

(b)	is guilty of serious misconduct which, in the Board’s opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)	is guilty of conduct which, in the Board’s opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(d)	is convicted of a criminal offence which would be likely (in the reasonable opinion of the Company) to bring the Employee or the Company into disrepute or subject to adverse public criticism (other than a road traffic offence not subject to a custodial sentence) and, by way of example but not limitation, involving dishonesty or serious moral turpitude;

(e)	is disqualified from acting as a director of a company by order of a competent court;

(f)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an interim order made against him under Part VIII of the Insolvency Act 1986 or has a county court administration order made against him under the County Court Act 1984;

(g)	resigns his directorship of the Company or any Group Company (other than at the explicit request of the Board).

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily. Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

16.6 If at any time either (i) the Company or any Group Company gives notice to terminate the Employment otherwise than properly in accordance with the terms of this Agreement or terminates the Employment otherwise than properly in accordance with the terms of this Agreement; (ii) the Employee ceases to be a director (where applicable) of the Company other than (a) in accordance with either of clauses 16.7(b) and 17.1(b) of this Agreement; (b) by reason of rotational retirement (when followed by re-election) in accordance with the Articles of Association of the Company; (c) by reason of his voluntary resignation; or (d) by reason of the termination of the Employment in accordance with any of clauses 2.3, 2.4, 16.2, 16.5 and 21 of this Agreement; or (iii) the Employee terminates the Employment for a Good Reason, the Company shall be obliged within 10 working days after the Employment terminates to pay the Employee a sum (the Agreed Payment) which shall be calculated in the same manner as a Payment in Lieu of Notice pursuant to the provisions of clause 16.2 and shall trigger the application of clause 16.4. If the Employee terminates the Employment for a Good Reason, the Employee shall not be required to give notice of such termination in accordance with clause 2.3, and clause 2.3 is expressly varied in that respect. The following provisions shall apply in relation to the Agreed Payment.

(a)

The Agreed Payment shall be subject to such deductions as may be required by law and shall be made in full and final settlement of any wrongful dismissal claim the Employee has or may have against the Company or any Group Company arising from the termination of the Employment. The Agreed Payment shall not prejudice any entitlement the Employee may have to benefit under clause 8.6 of this Agreement. The Employee shall be entitled to the balance of shares held in the Employee’s name under the Company’s deferred share plan in accordance with the rules of that plan. Any entitlement that the Employee has or may have or may have had under any plan referred to under clause 5.1 with respect to the period prior to the Termination Date or clause 5.2 in respect of the periods prior to and following the Termination Date shall be determined in accordance with the rules of the relevant plan and shall not be affected by the Employee’s receipt of the Agreed Payment save that for the application of each such plan under clause 5.2 the Company shall recommend to the trustee, administrator or Remuneration Committee (as appropriate) that “good leaver status” or the relevant equivalent provisions in any such plan shall apply to the Employee. As an alternative to the Agreed Payment being paid in a single lump sum, the Company may pay:

(i)	an initial lump sum equal to 50% of the Agreed Payment (the First Payment) to be paid within 10 working days after the Termination Date;

(ii)	a second lump sum equal to 25% of the Agreed Payment (the Second Payment) to be paid 6 months after the Termination Date; and

(iii)	a third lump sum equal to 25% of the Agreed Payment (the Third Payment) to be paid 9 months after the Termination Date.

If the Employee commences alternative employment prior to the date on which the Second Payment becomes payable, the Second Payment shall be reduced by the basic salary that the Employee will receive from the alternative employment in respect of the period starting 6 months after the Termination Date and ending 9 months after the Termination Date. If the Employee commences alternative employment prior to the date on which the Third Payment becomes payable, the Third Payment shall be reduced by the basic salary that the Employee will receive from the alternative employment in respect of the period starting 9 months after the Termination Date and ending 12 months after the Termination Date. The Employee agrees to provide the Company with such information as it may reasonably require to calculate the amount by which the Second and Third Payments should be reduced.

(b)	In consideration for the payment of the Agreed Payment the Employee agrees to remain bound by the restrictions contained in clauses 18 and 19 of this Agreement.

(c)	To the extent that any payment required to be made under this clause 16.6 is not made within the period specified the Company shall be liable for interest on such late payment at the rate of 150% of the prime rate compounded monthly as posted by the Bank of England from time to time.

(d)	If the Termination Date falls during a period (equivalent to the period of notice required to be given by the Employer as set out in the Table) immediately prior to the Employee’s date of retirement under clause 2.4, the Agreed Payment shall be reduced pro-rata to the remaining period of the Employment.

(e)	The Company shall reimburse the Employee for all reasonable legal costs (including disbursements) up to a maximum reimbursement of £3,000 (plus VAT) incurred by the Employee in connection with the termination of the Employment where the Executive becomes entitled to receive an Agreed Payment under Clause 16.6.

16.7 On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:

(a)	immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, his company car together with its keys, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)	immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Employee fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from office; and

(c)	immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Employee confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Employee by the Company (or any other Group Company) a sum equal to such amounts.

16.8 It is acknowledged that the Employee may, during the Employment, be granted rights, upon the terms and subject to the conditions of the rules from time to time, of the plans and schemes referred to in clauses 5.1 and 5.2 or any other profit sharing, share incentive, share option, bonus or phantom option scheme operated by the Company or any Group Company with respect to shares in the Company or any Group Company. Without prejudice to the Employee’s rights under clauses 16.3, 16.4 and 16.6, if, on termination of the Employment (whether lawfully or in breach of contract) the Employee loses any of the rights or benefits under such plan or scheme (including rights or benefits which the Employee would not have lost had the Employment not been terminated) the Employee shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any compensation for the loss of any rights or benefits under any such plan or scheme save that (provided the Employment terminates other than (a) by reason of the Employee’s resignation (except for a Good Reason); or (b) in the circumstances set out in Clause 16.5) for the application of each such plan or scheme the Company shall recommend to the trustee, administrator or Remuneration Committee (as appropriate) that “good leaver status” or the relevant equivalent provisions in any such plan or scheme shall apply.

16.9 The Employee will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

17.	SUSPENSION AND GARDENING LEAVE

17.1 Where notice of termination has been served by either party whether in accordance with clause 2.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Employee for the whole or any part of the relevant notice period and may require him:

(a)	not to attend any premises of the Company or any other Group Company; and/or

(b)	to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)	to take any holiday which has accrued under clause 10 during any period of suspension under this clause 17.1.

The provisions of clause 12.1 shall remain in full force and effect during any period of suspension under this clause 17.1. The Employee will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 17.1.

Any suspension under this clause 17.1 shall be on full salary and benefits (save that the Employee shall not be entitled to earn or be paid any bonus for any period of suspension with respect to a termination pursuant to Clause 16.5).

17.2 The Company may suspend the Employee from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Employee. Such suspension shall be on full salary and benefits (save that the Employee shall not be entitled to earn or be paid any bonus for any period of suspension except to the extent that such allegations are found to be unproven).

18.	RESTRAINT ON ACTIVITIES OF EMPLOYEE AND CONFIDENTIALITY

18.1 Save insofar as such information is already in the public domain (other than by reason of a breach of this Agreement by the Employee) the Employee will keep secret and will not at any time whether during the Employment or thereafter use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall (during the Employment only) use his endeavours (but at the cost of the Company) to prevent the publication or disclosure of any Confidential Information or information which the Employee knows or ought reasonably to have known to be confidential, concerning the business or affairs of the Company or any other Group Company or any of its or their customers.

The restrictions in this clause shall not apply:

(a)	to any disclosure or use authorised by the Board or required by law or by the Employment; or

(b)	so as to prevent the Employee from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended; or

(c)	to prevent the Employee making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

18.2 Without prejudice to clause 18.1:

The Employee shall not without the consent of the Company, during the Employment, communicate any Confidential Information as further defined below to a third party and shall not use the same on his own behalf or on behalf of any third party other than for the legitimate purpose of any member of the Group. For the purposes of this Clause, Confidential Information shall mean any information concerning the business, customers, transactions, processes, products, know how, secrets or affairs of the Company or the Group or any information which is specified as confidential by the Company or the Group. Without prejudice to the foregoing generality, Confidential Information also applies to information concerning:-

(a)	the markets, customers and potential markets and customers of the Company or the Group;

(b)	the pricing policy, costs of products and services to the Company or the Group;

(c)	the profits turnover, profit margins, business expectations, budgets, business plans or any other similar financial information of the Company or the Group;

(d)	technical data or know how relating to the business carried on by the Company or the Group;

(e)	research projects of the Company or the Group; and

(f)	administrative, managerial, employment or other internal policies of the Company or the Group or the relations of the Company or the Group with customers, suppliers, competitors, the business community or the general public.

The Employee shall during the Employment use his best endeavours to prevent disclosure of any Confidential Information by any other party. All memoranda, notes, records, reports, drawings and other documents and all specimens, models and samples made, executed or acquired by the Employee during the course of his employment shall be the property of the Company and shall be surrendered to the Company by him together with all documents, papers and other goods and articles belonging to any member of the Group, from time to time, on demand.

(g)	The Employee hereby undertakes that he will not, at any time after the termination of the Employment (howsoever arising), either personally or in conjunction with any other person, directly or indirectly, unless ordered to do so by the Company or Group or by a court of competent jurisdiction or a properly empowered regulatory authority, use/disclose or otherwise communicate any Confidential Information.

19.	POST-TERMINATION COVENANTS

19.1 For the purposes of this Agreement Termination Date shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this agreement).

19.2 The Employee covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:-

(a)	for the period of (subject to clause 19.3 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the period of 24 months immediately prior to the Termination Date, a client (of the Company or any Group Company) with whom the Employee had business dealings at any time during the course of his employment in that period;

(b)	for the period of (subject to clause 19.3 below) 12 months following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the period of 24 months immediately prior to the Termination Date, a client (of the Company or any Group Company) with whom the Employee had business dealings during the course of his employment in that period. Nothing in this clause 19.2(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(c)	for the period of (subject to clause 19.3 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director or in a managerial capacity; and with whom the Employee had business dealings at any time during the course of his employment in the period of 24 months immediately prior to the Termination Date;

(d)

for the period of (subject to clause 19.3 below) 12 months following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere in Scotland, England, Wales, Northern Ireland and the Isle of Man which is or is about to be in competition with the business of the

Company or any Group Company as at the Termination Date with which the Employee was actively involved at any time during the period of 24 months immediately prior to the Termination Date, including (but not limited to) the businesses of the companies listed in Annex 2 (as may be amended from time to time) (or such other companies as may, from time to time, carry on such businesses). The Company believes the Employee would inevitably disclose Confidential Information about the Company and/or other Group Companies and by doing so would damage the business interests of the Company and/or other Group Companies if he was employed, engaged or interested in the business of any of the companies in Annex 2. It is agreed that in the event that any such company ceases to be in competition with the Company and/or any Group Company this clause 19.2(d) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 19.2(d) shall not, at any time following the Termination Date, prevent the Employee from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.

19.3 The period during which the restrictions referred to in clauses 19.2(a) to (d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of clause 17.1.

19.4 The Employee agrees that if, during either his employment with the Company or the period of the restrictions set out in clauses 19.2(a) to (d) inclusive (subject to the provisions of clause 19.3), he receives an offer of employment or engagement, he will provide a copy of clause 19.2 to the offer or as soon as is reasonably practicable after receiving the offer and if he accepts the offer will inform the Company of the identity of the offer or as soon as reasonably practicable after accepting the offer.

19.5 The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company that the Company may require under the terms of which he will agree to be bound by restrictions corresponding to those contained in clauses 19.2(a) to (d) inclusive (or such as may be appropriate in the circumstances).

20.	EMPLOYEE’S POSITION AND DUTIES AS DIRECTOR

20.1 The Employee’s position and duties as a director of the Company or any other Group Company (in both cases where applicable) are subject to the Articles of Association of the relevant Group Company for the time being.

20.2 If the Employee ceases to be a director of the Company in accordance with clause 17.1(b); this Agreement and the Employment will continue for the time being as if the Employee was a senior employee. and the Employee shall have such duties as were lawfully and properly assigned to him prior to the date thereof but the Employee will cease to have any duties as a director of the Company.

21.	WAIVER OF RIGHTS

If for the purpose of a corporate reconstruction or amalgamation, the Employment is terminated by either party and the Employee is offered re-employment or re-engagement by the Company (or re-employment or re-engagement with another Group Company and a directorship of the new ultimate parent company of the Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Employee shall have no claim against the Company in respect of such termination.

22.	DATA PROTECTION

22.1 The Employee consents to the Company and any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(a)	performing its obligations under the Agreement;

(b)	the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Employee, security, management forecasting or planning and negotiations with the Employee;

(c)	processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Employee performs his duties; and

(d)	transferring data to countries outside the European Economic Area for the purposes of maintaining comprehensive records and conducting analyses of the Group-wide employee population, in particular, in the United States of America.

22.2 The Employee explicitly consents to the Company and any Group Company processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Employment) for the following purposes:

(a)	where the sensitive personal data relates to the Employee’s health, any processing in connection with the operation of the Company’s (or any Group Company’s) sickness policy or any relevant pension scheme or monitoring absence;

(b)	where the sensitive personal data relates to an offence committed, or allegedly committed, by the Employee or any related proceedings, processing for the purpose of the Company’s or any Group Company’s disciplinary purposes;

(c)	for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Employee performs his duties; and

(d)	for all sensitive personal data, any processing in the legitimate interests of the Company or any Group Company.

23.	EMAIL AND INTERNET USE

The Employee agrees to be bound by and to comply with the terms of the Company’s email and internet policy as amended from time to time.

24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25.	MISCELLANEOUS

25.1 This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Employee (other than those expressly referred to herein). The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee’s contract of employment.

25.2 The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

25.3 Any notice to be given under this Agreement to the Employee may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

25.4 Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

25.5 This Agreement is governed by, and shall be construed in accordance with, the laws of Scotland.

SIGNED as a DEED by the EMPLOYEE

	/s/ Simon J Lowth	August 7, 2003
	Simon J Lowth	Date

in the presence of:	/s/ Nigel A Johnson	August 7, 2003
Date

Witness	Nigel A Johnson

Address	16 Colston Drive

Glasgow

SIGNED for and on behalf of SCOTTISH POWER plc:

/s/ Charles Miller Smith	August 14, 2003

Director	Date

/s/ Ian Russell	August 21, 2003

Director /Secretary	Date

ANNEX 1

TABLE

1. Name		Simon J Lowth
2. Employing Company		ScottishPower plc
3. Job Title:	(Clause 2.1)	Director, Corporate Strategy and Development
4. Effective Date:	(Clause 2.2)	1 September 2003
5. Continuous Service Date:	(Clause 2.2)	1 September 2003
6. Period of Notice: - Employee: - Employer:	(Clause 2.3)	12 months 12 months
7. Retirement Age:	(Clause 2.4)	63rd birthday
8. Normal Place of Employment:	(Clause 3.3)	Cannon Street Offices, London
9. Policies:	(Clause 3.6)	See list of applicable policies attached
10. Basic Annual Salary (at the date of this Agreement):	(Clause 4.1)	£415,000 per annum
11. Performance Related Pay Scheme: - Scheme - Maximum Bonus Percentage	(Clause 5.1)	Annual Incentive Plan 75% of basic annual salary
12. Executive Share Schemes:	(Clause 5.2)
- Long Term Incentive Plan:		An annual award with an initial value of 75% of basic salary
- Executive Share Option Plan:		An annual award with an initial value of 200% of basic salary
13. Company Car Grade:	(Clause 7.1)	One
14. Private Fuel Entitlement :	(Clause 7.1)	Yes
15. Allowance in lieu of Company Car:	(Clause 7.2)	£1,067 per month
16. Pension Schemes: - Membership of Executive Top Up Pension Plan - Membership of UURBS	(Clause 8.1)	Yes Yes
17. Death in Service Insurance Cover:	(Clause 9.3)	As Pension Scheme Rules
18. Long Term Disability Benefits:	(Clause 9.3)	As Pension Scheme Rules
19. Holiday Entitlement in a Holiday Year:	(Clause 10.1)	30 days
20. Bank and Public Holiday Entitlement:	(Clause 10.1)	11 days
21. Non-Executive Appointments / Other Jobs:	(Clause 12.3)

TABLE NOTE 9 - APPLICABLE POLICIES (CLAUSE 3.6)

The Company policies with which the employee agrees to comply as part of this Agreement are listed below.

•	Smoking Policy

•	Company Car Policy

•	Policy on Alcohol and Drugs

•	Code of Conduct and Disciplinary Rules

•	Policy on Electronic Communications and Computer Use

•	Probity Policy

•	Security Policy and Procedures Manual

•	Data Protection Policy

•	Competition Law Compliance Manual

•	Compliance Code of Conduct

•	Equal Opportunities Policy

•	Personal Shareholding Policy

Copies of the above policies are available from Human Resources and on the ScottishPower Intranet site—http://cww.scottishpower.plc.uk/employee

ANNEX 2

Company
British Energy plc	Electricite De France	Aquilla
Centrica plc	Endesa	Duke Energy
Innogy plc	Ente Nazionale per l’Energia Elettrica SpA (ENEL)	Portland General Electric
Powergen plc	E.ON Energie AG	Southern Company
National Grid Transco	Iberdola	Texas Utilities
Scottish & Southern Energy plc	RWE	Xcel

The above table constitutes the companies referenced in section 19.2 (d) of this Agreement dated 1st August 2003.

1st AUGUST 2003

SCOTTISH POWER plc

SIMON J LOWTH

SERVICE AGREEMENT

ANNEXES

1	TABLE

2	LIST OF RESTRICTED COMPANIES

3	EXECUTIVE RETIREMENT BENEFITS SCHEME (INCLUDING UURBS DEED AND SCHEME RULES)

4	PENSION & UURB SUMMARY

ANNEX 3

THE SCOTTISHPOWER EXECUTIVE

RETIREMENT BENEFITS SCHEME

This Annex contains the following:-

1.	Draft Benefit Arrangement Resolution by Scottish Power plc.

2.	Deed by Scottish Power plc.

3.	Rules setting out details of the benefit promise.

RESOLUTION BY SCOTTISH POWER PLC IN RELATION TO ESTABLISHMENT OF UNFUNDED UNAPPROVED RETIREMENT BENEFITS SCHEME.

•	Scottish Power plc hereby resolves to establish an unfunded unapproved retirement benefits scheme for the provision of the company’s contractual obligations to provide retirement benefits for the benefit of Simon J Lowth with effect from 1 September 2003.

•	Details of the benefits payable will be set out in specific governing documentation.

THIS DEED is made BETWEEN

SCOTTISH POWER PLC, registered number SC193794, whose registered office is at 1 Atlantic Quay, Robertson Street, Glasgow, G2 8SP (“the Company”); and

SIMON J LOWTH of 19 Lyndhurst Road, Hampstead, London NW3 5NX (“the Executive”)

The Company and the Executive hereby agree and declare:-

1.	The Executive is a member of one or more of the Company’s retirement benefit schemes, which are approved by the Inland Revenue in terms of the Income and Corporation Taxes Act 1988 (“ICTA”) for the provision of relevant benefits within the meaning of Section 612 of ICTA (“the Approved Schemes”).

2.	The Company will pay the benefits to and in respect of the Executive which are set out in the arrangement established by this deed to be known as the ScottishPower Executive Retirement Benefits Scheme (“the Arrangement”). These benefits shall be relevant benefits in terms of Section 612 of ICTA and are set out in rules as altered from time to time (“the Rules”). The benefits in the Arrangement are intended to be the relevant benefits which the Company is obliged to provide under the Executive’s contract of employment but only to the extent that these cannot be provided from the Approved Schemes and are not in addition to those benefits.

3.	The benefits payable by the Company under this Deed and the relative Rules will have deducted from them all benefits which are payable to and in respect of the Executive from his membership of the Approved Schemes and any Retained Benefits (defined under the Relative Rules). The Executive must remain a member of the Approved Schemes for benefits to accrue under the Relative Rules.

1

4.	The Company, with the written consent of the Executive, may by deed alter the terms of this Deed and the relative Rules and any alteration may be made on a retrospective basis, subject always to the terms of Section 67 of the Pensions Act 1995. No alteration will alter the main purpose of the Deed and Rules nor will it allow the Company to benefit.

5.	The Company shall hold any insurance policy effected by it for the purposes of the Arrangement and any proceeds of a policy paid to it and any other assets of the Arrangement on trust in accordance with the Rules.

6.	This Deed and the relative Rules are subject at all times to Scots law.

7.	The Company will hold any insurance policy effected by it for the purposes of the Arrangement and any proceeds of a policy paid to it and any other assets of the Arrangement on trust in accordance with the Rules.

This Deed together with the Rules attached and signed as relative hereto are executed as follows:-

Signed for and on behalf of
ScottishPower plc

on ______________________ 2003 by
Director

Director
Signed by Simon J Lowth

on _________________________ 2003
Executive’s Signature
before this witness:-

Full name
Witness
Address

2

RULES SETTING OUT DETAILS OF THE BENEFIT PROMISE

RULES INDEX		PAGE No:
1.	DEFINITIONS AND INTERPRETATION	2
2.	BENEFITS PAYABLE	6
3.	EXECUTIVE’S PENSION - NORMAL RETIREMENT DATE	7
4.	EXECUTIVE’S PENSION - EARLY RETIREMENT	7
5.	EXECUTIVE’S PENSION – DEFERRED	9
6.	CASH IN LIEU OF PENSION	10
7.	DEATH BENEFITS	11
8.	PAYMENT OF LUMP SUM DEATH BENEFITS	14
9.	NON-ASSIGNMENT, FORFEITURE, LIEN AND BANKRUPTCY/INCAPACITY	15
10.	PAYMENT OF BENEFITS AND DISPUTES	16
11.	SUBSTITUTION OF COMPANY	18
12.	TERMINATION AND WIND UP	18

These are the rules of the ScottishPower Executive Retirement Benefits Scheme relative to Deed by the Company and Simon J Lowth.

1.	DEFINITIONS AND INTERPRETATION

In the Deed and the Rules, words implying the singular shall include the plural and vice versa and words referring to the masculine gender shall include the feminine gender where the context so allows. Any reference to any legislation includes:

(i)	any regulations made under that legislation;

(ii)	any modification, re-enactment or consolidation for the time being in force;

(iii)	in relation to a period before the legislation came into force, any corresponding provision of any previous legislation; and

(iv)	where the legislation applies to only part of the United Kingdom, any corresponding provision of any other legislation applying to any other part of the United Kingdom.

These words and meanings shall apply as follows:-

“Actuary” means the person for the time being who is appointed actuary to the ScottishPower Pension Scheme, not acting in that capacity but in an independent capacity for the purpose of the Arrangement.

“Approved Scheme Benefit” means the particular benefit payable to, or in respect of, the Executive under the Approved Schemes in the relevant circumstances.

“Approved Scheme Pension” means:

(1)	for the Executive, the total initial amount of any pension for him under the Approved Schemes, including the pension equivalent of any benefits payable other than in pension form, and

(2)	for any other person, the total initial amount of any pension for him under the Approved Schemes, excluding any pension provided by the surrender of pension by the Executive.

Any pension provided by voluntary contributions paid by the Executive to the Approved Schemes will be ignored for the purposes of the Arrangement. The Company and the Executive can agree in writing that any other part of the Approved Scheme Pension is to be ignored for the purposes of the Agreement.

“Approved Scheme Provisions” mean the rules of the Approved Schemes for the time being in force, as altered by any special terms in relation to the Executive, including any alteration in those special terms.

“Approved Schemes” means the schemes operated by the Company for the provisions of Relevant Benefits which are approved under ICTA.

“Arrangement” means the ScottishPower Executive Retirement Benefits Scheme set out in the Deed and Rules.

“Beneficiaries” means the following persons who are living at the date of the Executive’s death:

(1)	the Executive’s spouse or former spouse;

(2)	a child of the Executive;

(3)	any person whom the Company considers was dependent on the Executive at the date of the Executive’s death for all or any of the ordinary necessaries of life or who was living with the Executive and was financially interdependent with the Executive in order to maintain a joint standard of living;

(4)	any individual designated in writing by the Executive to the Company as being a person whom he wishes to be considered as a possible recipient of any benefit payable on his death.

“Change of Control” means a change in the control of the Company or of a holding company of the Company within the meaning of section 736 of the Companies Act 1985, where a person or entity acquires a holding, or persons or entities acting in concert acquire holdings, of shares carrying 50% or more of the voting rights of the Company or of the relevant holding company of the Company within the meaning of section 736 of the Companies Act 1985 (other than as a result of a bona fide reconstruction or reorganisation) where a new holding company of the Company is created with such company having substantially the same shareholders and proportionate shareholdings as those of the Company, irrespective of whether the holding gives, or the holdings give, de facto control. For the purposes of this definition “voting rights” means all the voting rights attributable to the share capital of the Company or the relevant holding company of the Company within the meaning of section 736 of the Companies Act 1985 exercisable at a general meeting and “acting in concert” means persons or entities who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them of shares in a company, to obtain or consolidate control of that company. The valuation envisaged by this definition will be made and certified by the Actuary.

“Company” means Scottish Power plc.

“Deed” means the deed made between the Company and the Executive establishing the Arrangement.

“Earnings Cap” means the amount specified in Section 590C of ICTA and any subsequent Treasury Orders to be used as a maximum amount in the calculation of contributions to and benefits under exempt approved retirement benefits schemes.

“Executive” means Simon J Lowth

“Final Pensionable Salary” means:

Whichever is the greatest of:

(a)	the Executive’s Salary from the Company in the last 12 months of his Service;

(b)	the Executive’s Salary from the Company in any 12 months in the last 5 years of his Service, and

(c)	the highest annual average of the Executive’s Salary from the Company in any consecutive 3 years in the last 10 years of his Service.

For the purposes of (b) and (c), the basic pay in any year apart from the final year of the Executive’s Service will be increased by reference to the increase in RPI from the end of that year to the date his Final Pensionable Salary is calculated.

“ICTA” means the Income and Corporation Taxes Act 1988.

“Normal Retirement Date” means the Executive’s 63rd birthday.

“Relevant Benefits” means the same as in Section 612 of ICTA.

“Retained Benefits” means any pension and cash retirement sum already paid or in payment, or payable in the future, to the Executive from any approved occupational pension scheme or approved personal pension scheme in respect of employment or self-employment before joining Service. At any time at which a value has to be put on any part of the Executive’s Retained Benefits that has not been transferred to the Approved Schemes, the Company will arrange for that value to be calculated by the Actuary. Any part of the Executive’s Retained Benefits given up by him to provide a benefit for another person remains to be considered as Retained Benefits.

“Revaluation Increase”, in relation to any amount of pension under the Arrangement, means the amount by which it would be increased, under the revaluation provisions of the Approved Schemes which apply following the early termination of the Executive’s pensionable service, if it was payable from the Approved Schemes.

“RPI” the Retail Prices Index set by the Government from time to time.

“Rules” means the rules (as amended from time to time) set out in this document.

“Salary” means the amount determined by the Company as being the aggregate of his gross basic salary, wages and fees and any other payment approved by the Company provided that

(1)	in determining the earnings to be used, the Company shall ignore all earnings which are not treated for tax purposes as earnings from an office or employment with the Company and all earnings to which the Executive is not beneficially entitled and, unless the Company otherwise directs, all earnings which are treated for tax purposes as earnings from an office or employment but which are not monetary;

(2)	when calculating benefits under the Arrangement, any reduction in the Executive’s emoluments owing to his absence from work due to, illness or injury shall be ignored;

(3)	the Company shall finally determine the amount of Salary which shall be notified to the Executive on an annual basis by the Company .

“Service” means service with the Company.

“Statutory Transfer Options” means any statutory entitlement the Executive has to transfer the retirement benefits from the Arrangement.

2.	BENEFITS PAYABLE

2.1	The Company shall pay to or in respect of the Executive the balance of the benefits set out at Rules 3-7 after first deducting from those benefits, all benefits which are payable to and in respect of the Executive from the Approved Schemes and any Retained Benefits, on the assumption that they are receivable at the same time, whether or not that is the case. The deduction will apply both to pensions and cash lump sums including any benefits or lump sums payable on death.

2.2	On the date of commencement of payment of the benefits from the Approved Schemes the Company shall pay the benefits payable under these Rules to or in respect of the Executive.

3.	EXECUTIVE’S PENSION - NORMAL RETIREMENT DATE

3.1	If the Executive’s pension from the Approved Schemes starts on his retirement from Service at the Normal Retirement Date, the Company will pay the Normal Retirement Pension to the Executive.

Even though the Executive retires from Service at the Normal Retirement Date, the Company will not pay a Normal Retirement Pension if:-

(1)	the Executive stopped accruing pension before the Normal Retirement Date under Rule 5.1 and a Deferred Pension has become payable under Rule 5.2; or

(2)	it pays a cash sum in exchange for all of it under sub-rule 6.2.

The amount of the executives pension on retirement at normal retirement age will be a target pension of upto 2/3rds of his or her final pensionable salary, as if there was no earnings cap, during the period of the employment within the pension scheme and upto normal retirement age of 63. This commitment is subject to deduction or account being taken of any retained or transferred in benefits that the executive already has as a result of previous employment.

The pension will be increased on each 15 April after it starts by 5% or, if less, by the rate of increase in RPI in the twelve months to the previous December. The first increase will be pro rated on the basis the Actuary considers to be equitable. If on any occasion after the Executive’s pension from the Approved Schemes starts, the trustees of the Approved Schemes increase that pension by a percentage greater than that described above, the Company will increase the amount of the Executive’s pension by the same percentage and in respect of the same time period.

3.2	The amounts set out at sub-Rule 3.1 shall be reduced by any cash sum paid in lieu of pension under Rule 6 on a basis certified as reasonable by the Actuary.

4.	EXECUTIVE’S PENSION - EARLY RETIREMENT

4.1	The Company will pay to the Executive an early retirement pension before Normal Retirement Date in the event that and at the time an early retirement pension is paid from the Approved Schemes with the agreement of the Executive. If the Executive leaves Service before the Normal Retirement Date in any other circumstances, the Company will pay a deferred pension under Rule 5.

4.2	The amount of the early retirement pension under the Arrangement will be the amount, if any, by which the amount P below exceeds the Executive’s Approved Scheme Pension (or any pension that represents Retained Benefits transferred to the Approved Schemes).

For this purpose, P is calculated from the formula:

P =	N x (A-B) x F
NS

where

N = the Executive’s completed Service

NS = the period from the date the Executive joined Service to Normal Retirement Date

A = two-thirds of the Executive’s Final Pensionable Salary

B = the Executive’s Retained Benefits valued as if they were payable at his Normal Retirement Date

F = the early retirement factor applicable to the Approved Scheme Pension in the circumstances of the Executive’s retirement

The Company will make sure that the total of the early retirement provision from the Arrangement and the Approved Scheme Pension is at least of the same value as the value of the total of the deferred pensions from the Agreement and the Approved Schemes to which the Executive would have been entitled at Normal Retirement Date if the Executive had not agreed to receive the early retirement pension.

The Company will reduce the early retirement pension if it pays the Executive a cash sum in exchange for part of it under sub-rule 6.1. The reduction is described in sub-rule 6.1.

5.	EXECUTIVE’S PENSION - DEFERRED

5.1	An Executive will cease to accrue benefits under the Arrangement before Normal Retirement Date when:-

5.1.1	he gives the Company 1 month’s written notice that he no longer wishes to be covered by the Arrangement;

5.1.2	he terminates Service other than as a result of death;

5.1.3	he ceases his active membership of the Approved Schemes;

5.2	In the circumstances at sub-rule 5.1 the Company will pay to the Executive a deferred pension from Normal Retirement Date. The Executive can ask the Company to pay the deferred pension from the date on which his Approved Scheme Pension becomes payable instead of from the Normal Retirement Date. The Company will not pay a deferred pension if:

(1)	it pays an early retirement pension under Rule 4, or

(2)	it pays a cash sum in exchange for all of it under sub-rule 6.2

5.3	If the deferred pension under the Arrangement starts at Normal Retirement Date, it will be the amount, if any, by which the amount P below exceeds the total of the Executive’s Approved Scheme Pension together with the Revaluation Increase.

For this purpose, P is calculated from the formula:

P =	N x (A-B)
NS

where

N = the Executive’s completed Service

NS = the period from the date the Executive joined Service to his Normal Retirement Date

A = two-thirds of the Executive’s Final Pensionable Salary

B = the Executive’s Retained Benefits valued as if they were payable at his Normal Retirement Date

If the Company starts to pay the deferred pension either before or after the Normal Retirement Date, it will adjust the amount of the deferred pension. The Company will apply, as far as possible, the Approved Scheme Provisions dealing with the circumstances in adjusting the amount. The same will apply to any pension payable on the Executive’s death under Rule 7.

The Company will reduce the deferred pension if it pays the Executive a cash sum in exchange for part of it under sub-rule 6.1.

The Executive will not be able to transfer benefits in respect of his deferred pension to another arrangement except as required under the statutory transfer provisions of the Pension Schemes Act 1993.

6.	CASH IN LIEU OF PENSION

6.1	Executive Request

6.1.1	The Executive may in writing request the Company to pay cash in lieu of part of the Executive’s Pension, such sum to be paid within seven days of the later of his pension benefits becoming payable from the Approved Schemes and the Company receiving such instruction.

6.1.2	The maximum amount of the cash sum will be the same proportion of the capital value of the Executive’s Pension as applicable in the Approved Schemes and will be determined by the Actuary on such basis as he considers appropriate.

6.1.3	In the event of a Change of Control the Company is required to pay to the Executive or to his personal representatives within one month of the Change of Control, or such longer period as the parties agree in writing, a cash sum in lieu of benefits due under the Arrangement, unless the Executive advises the Company otherwise in writing. The amount of the cash sum will be determined by the Actuary as being equivalent to the value of the benefits payable to or in respect of the Executive under the Arrangement.

6.1.4

In the event of a Change of Control during payment of a pension to any person other than the Executive under the Arrangement the Company is required to pay that person or his personal representatives within one month of the Change of Control, or such longer period as that person and the Company agree in writing, a cash sum in lieu of future pension instalments due under the Arrangement to that person. The amount of the cash sum will be determined by the Actuary as being equivalent to all the future amounts of pension which would otherwise be payable under the Arrangement to that person.

6.2	Company Request

The Company may, at its discretion, offer the Executive or any other person entitled to a pension under the Arrangement a cash sum in lieu of all pension and cash benefits payable under the Arrangement. In the event that the Executive or that person agrees to payment of the cash sum, no further benefits whatsoever will be payable from the Arrangement to the Executive or to any other person. Such agreement may be reached before or during payment of the Executive’s pension, but will not be payable until the Executive’s pension would otherwise start to be paid. When the cash sum has been paid the Arrangement will terminate.

The amount of the cash sum will be determined by the Actuary as being equivalent to the value of the benefits payable to or in respect of the Executive under this arrangement.

7.	DEATH BENEFITS

7.1	Lump Sum

7.1.1	If the Executive dies in Service and a lump sum is payable under the Approved Schemes the Company will provide a benefit under an insurance policy and pay it out in accordance with Rule 8.

The Company will insure and pay out a lump sum equal to the difference between an amount equal to (i) 4 x the greater of Final Pensionable Salary and Salary less (ii) the lump sum death benefits payable from the Approved Schemes and any Retained Benefits.

7.1.2

In the event that the Executive dies during payment of the Executive’s pension and a lump sum benefit of a guaranteed payment of instalments is paid under the Approved Schemes the Company will pay a cash sum in lieu of the amount the Company decides is equal to the remaining instalments of the Executive’s Pension from the Arrangement, without discounting or allowing for future increases. The payment will be made to those who would be entitled under the Approved Schemes and on the same pro-rata share.

7.2	Pension

7.2.1	In the event that a pension is payable to an individual from the Approved Schemes on the death of the Executive a pension will be paid to the same individuals and for the same period as would apply under the Approved Schemes.

7.2.2	The pension payable at 7.2.1 shall be subject to reduction or withdrawal in the event that a cash sum has been paid in lieu of pension under the Rules.

Pension on death in service

7.2.3	In the event of the Executive’s death in Service: -

(i)	the Company shall pay to the Executive’s spouse or surviving adult dependant entitled to a pension under the Approved Schemes a pension of one half of the prospective pension to which the Executive would have been entitled on reaching Normal Retirement Date. For this purpose the Executive’s prospective pension is the total pension the Executive would have been entitled to from both the Arrangement and the Approved Schemes at Normal Retirement Date (except any pension provided by the Retained Benefits transferred into the Approved Schemes), based on his Final Pensionable Salary at the date of his death.

The pension will be increased on each 15 April after it starts by 5% or, if less, by the rate of increase in RPI in the twelve months to the previous December. If the pension starts after 15 April the first increase will be pro rated on the basis the Actuary considers to be equitable. If on any occasion after the spouse’s or surviving adult dependant’s pension from the Approved Schemes starts, the trustees of the Approved Schemes increase that pension by a percentage greater than that described above, the Company will increase the amount of the spouse’s or surviving adult dependant’s pension by the same percentage and in respect of the same time period.

(ii)

the Company shall pay a pension to each of the Executive’s children who are entitled to a payment of pension under the Approved Schemes. The total pension payable will be one half of the prospective pension to which the Executive would have been entitled on reaching Normal Retirement Date and this will be divided by the number of children entitled to a payment of pension under the Approved Schemes and an equal amount paid to each child whilst a children’s pension is payable from the Approved Schemes.

Each pension payable in accordance with this sub-Rule 7.2.3(ii) will be increased on each 15 April after it starts by 5% or, if less, by the rate of increase in RPI in the twelve months to the previous December. If the pension starts after 15 April, the first increase will be pro rated on the basis the Actuary considers to be equitable. If on any occasion after the child’s pension from the Approved Schemes starts, the trustees of the Approved Schemes increase that pension by a percentage greater than that described above, the Company will increase the amount of the child’s pension by the same percentage and in respect of the same time period.

Pension on death after commencement of Executive’s Pension

7.2.4	In the event of the Executive’s death during payment of the Executive’s Pension the Company shall pay to the Executive’s surviving spouse or surviving adult dependant entitled to a pension under the Approved Schemes a pension of one-half of the Executive’s total pension from the Arrangement and the Approved Schemes, assuming the Executive had not taken any cash in exchange for pension from either the Arrangement or the Approved Schemes, less that person’s Approved Scheme Pension.

The pension will be increased on each 15 April after it starts by 5% or, if less, by the rate of increase in RPI in the twelve months to the previous December. If the pension starts after 15 April the first increase will be pro rated on the basis the Actuary considers to be equitable, unless the Executive’s Pension had started on or before the previous 15 April. If on any occasion after the spouse’s pension from the Approved Schemes starts, the trustees of the Approved Schemes increase that pension other than a guaranteed minimum pension by a percentage greater than that described above, the Company will increase the amount of the spouse’s pension by the same percentage and in respect of the same time period.

Commutation of Dependants’ Pensions

7.2.5	The Executive may request in writing that the Company pay a cash sum in lieu of part or all of the pension benefits payable under this Rule 7 in the event of the death in Service of the Executive.

8.	PAYMENT OF LUMP SUM DEATH BENEFITS

8.1	Discretionary trust

During the period of two years from the Executive’s death the Company shall hold any lump sum death benefits upon trust with power to pay or apply the benefits to one or more of the Executive’s Beneficiaries and in such shares decided by the Company at its absolute discretion.

If, in the Company’s opinion, there is no living individual within the definition of Beneficiaries to or in respect of whom the Company could pay or apply the benefits, the Company shall hold such benefits upon trust to pay or apply the benefits to the Executive’s legal personal representatives.

Under no circumstances shall any benefits (or part of them) be paid or applied to or for the benefit of the Company.

8.2	Payment to other trusts on the Executive’s death

In exercise of the power under Rule 8.1 the Company shall, during the two year period, have power to transfer the whole or any part of the said benefits to the trustees of a separate trust for the benefit of all or any one or more of the Beneficiaries, and with and subject to such powers of appointment and such other discretionary trusts and powers (exercisable by the trustees of the separate trust or by any other person), and such provisions for maintenance, education, advancement and accumulation of income during a minority, as the Company may in their absolute discretion think fit. The Company shall have power themselves to declare any such separate trust and to appoint as trustees or trustee of that trust any two or more persons or a corporate body as the Company may decide and to provide for the remuneration of such trustees or trustee.

8.3	Payment to a Beneficiary unable to give a receipt

If the Company decide that a person is unable to give a proper receipt because he is:

(i)	under 18 years of age; or

(ii)	in the Company’s opinion, unable to manage his own affairs as a result of any incapacity;

they may apply any amount due for his benefit, or may pay such amount to some other person or persons to do so. Any payment made in good faith shall operate as a complete discharge to the Company. The Company shall not be required to supervise or enquire into the amount so paid.

8.4	Unclaimed or unapplied benefits

Any death benefit (or that part of it) remaining unpaid or unapplied at the end of two years after the death of the Executive, shall be forfeited and applied in accordance with Rule 9.

9.	NON-ASSIGNMENT, FORFEITURE, LIEN AND BANKRUPTCY/INCAPACITY

9.1	Non-assignability of benefits

The assignment by an Executive (or any other person entitled to Relevant Benefits under the Scheme) of any benefit under the Arrangement is prohibited.

9.1.1	If, at any time:

(i)	a person entitled to benefit from the Arrangement attempts to assign or charge all or part of his beneficial interest under the Arrangement; or

(ii)	any other act or event occurs whereby the benefits in respect of a Member from the Arrangement would be vested in, payable to or charged in favour of any other individual, firm, undertaking or company, that benefit shall be forfeited and applied in accordance with Rule 9.2.

9.2	Forfeiture

Any amount or benefit forfeited under the Rules ceases to be payable.

The Company may, in its absolute discretion, pay or apply an equivalent benefit for the maintenance, personal support or benefit of the Executive or to one or more of his dependants in such shares as it decides.

In no circumstances shall any payment be made to a purported assignee or charge.

9.3	Company’s Lien

In the event that the Executive has a monetary obligation to the Company arising out of a criminal or fraudulent act or an omission and the Company provides certification of that amount to the Executive:-

9.3.1	The Company shall reduce or withdraw the pension and cash sum benefits payable under the Rules to the extent of the value of the monetary obligation.

9.3.2	If a dispute arises between the Company and the Executive on the amount of the monetary obligation then the reduction or withdrawal of benefits may only apply if the monetary obligation is enforceable by a court order or arbiter’s award.

9.4	Bankruptcy/Incapacity to Act

If any person to whom a benefit is payable under the Arrangement is a bankrupt, or, is in the opinion of the Company, unable to manage his affairs or is incapacitated:-

9.4.1	the Company may, at its discretion, pay the benefit in whole or in part to any guardian, dependant or any other person who is responsible for the maintenance of that person, including trustees of any other trust for the benefit of that person and their receipt will discharge the Company for that benefit;

9.4.2	if the person is a bankrupt, no payment shall be made to any trustee or to any other person acting on behalf of his creditors.

10.	PAYMENT OF BENEFITS AND DISPUTES

10.1	Tax which becomes payable

If any income tax or other fiscal imposition becomes payable in respect of any benefit payable under the Rules the Company may deduct all or any part of such taxes, duties and fees from any payment of benefits made. The time and manner in which the said income tax or other fiscal imposition shall be paid shall be decided by the Company in its discretion.

10.2	Information Required

The Company is entitled to request such reasonable information and evidence prior to making payment of any benefit and can withhold payment until such information and evidence is received.

10.3	Pensions Payment

The Company will make payment of pensions on the same basis as is used for payment of pensions under the Approved Schemes.

10.4	Pension Increases

In the event of increases being applied to the Executive’s benefits from Approved Schemes and from Retained Benefits during the payment of the Executive’s Pension the Company shall be entitled to deduct the amount of the increases from the Executive’s Pension.

10.5	Expenses

The Company can deduct all reasonable expenses incurred in the application of the death benefits.

10.6	Disputes

In the event that the Executive gives a written notice indicating that he does not agree the calculation of any amount payable under the Arrangement or disputes any other matter under the Arrangement (“Dissent Notice”), the Company and the Executive will negotiate in good faith with a view to agreeing the calculation of the amount payable or agreeing the dispute and if agreement is not within reached within 28 days after receipt by the Company of the Dissent Notice, either party may request the other to agree the appointment of an independent actuary (the “Expert”) to provide a statement of the calculation or a statement on the disputed matter.

If the Company and the Executive fail to agree the identity of the Expert within seven days of the request for the appointment being made, either of them may apply to the President for the time being of the Faculty of Actuaries to nominate the Expert and such nomination will be final and binding on the parties.

The Expert shall act as an expert and not as an arbiter, his professional fees and expenses shall be borne by the Company and the Executive in such proportions as he shall direct and, in making any direction, he shall have regard to the merits of the arguments placed before him by each party in relation to the calculation of the amount payable or in relation to the disputed matter.

11.	SUBSTITUTION OF COMPANY

The Company may be substituted by a replacement company subject to that replacement taking on the Company’s rights and obligations and agreement of the Executive or, where appropriate, any other person who is in receipt of payment of benefits under the Arrangement. A deed must be entered into among the Company, the substitute company and the Executive.

12.	TERMINATION AND WIND-UP

12.1	The Arrangement will wind up on final payment of all benefits to or in respect of the Executive. In the event of the Company being liquidated, put into receivership or being subject to administration with no substitute company taking on its obligations under Rule 11 then the Arrangement will wind up under sub-Rule 12.2. The Company must give notice to the Executive that wind up will take place.

12.2

12.2.1	The Executive may exercise his transfer options under statute within 3 months of the notice from the Company that the Arrangement is winding up.

12.2.2	If the Arrangement winds-up during payment of the Executive’s Pension then the Company will pay a cash sum to the Executive in lieu of the remainder of pension instalments. This sum will be calculated by the Actuary to the Approved Schemes to be equivalent to the pension.

12.2.3	If a beneficiary is in receipt of pension the Company will pay a cash sum to the beneficiary in lieu of the remainder of pension instalments. This sum will be calculated by the Actuary to the Approved Schemes to be equivalent to the pension.

12.2.4	If the Executive has not yet received any benefits from the Arrangement the Company will pay to or in respect of the Executive a cash sum in lieu of all benefits payable. This sum will be calculated by the Actuary to the Approved Schemes to be equivalent to the pension.

ANNEX 4

PENSION & UURB SUMMARY

IMPORTANT NOTICE REGARDING THIS ANNEX

1	The following constitutes an indicative summary, for illustrative purposes only, of some of the benefits and the terms and conditions to which the Executive may be subject. The summary is not, and is not intended to be, of a contractual nature and neither does it constitute any representation, warranty, condition, term or binding description as to the benefits (if any) that the Pensions Schemes (including Executive Top Up Schemes) or UURBS might bestow.

2	Both Pension Schemes and the UURBS arrangements (including Executive Top Up Schemes) are subject to detailed relevant rules and procedures all of which are set out in the various scheme documents, which are available on request.

3	Membership of neither UURB nor the Executive Top Up Scheme is conveyed under the terms and conditions of employment of an Executive except where expressly indicated in the Table. (For certain long-service Executives neither of the UURB’s or Executive Top Up Schemes might convey rights or entitlements in addition to those to which an Executive may already be entitled under pre existing Pension Schemes applicable to them with the effect that for these individuals alone the Table expressly excludes entitlement to such Schemes – See Note D below) .

A	GENERAL

The main benefits of the ScottishPower pension scheme arrangements as described in this Annex are:

•	Pension for life - from normal retirement age (63) or the option, at retirement and so far permissible by relevant law and regulation at retirement, to take a tax-free lump sum and a reduced pension.

•	Insurance Cover in Service (Death in Service Benefit) - while the Executive remains a contributing employee of the Company only, comprised of a Lump sum of 4 x pensionable salary (uncapped) & dependants or spouses pension of ½ prospective pension to age 63.

•	Insurance Cover whilst retired - with full pension guaranteed for 5 years and dependants or spouses pension of ½ members pension thereafter.

•	Permanent Disability Cover - if early retirement arises due to permanent ill health or permanent disability a permanent disability pension payable for life.

•	Imposed Early Retirement I - if age 50+ and 2 years Pensionable Service and where termination of employment is as a result of redundancy or reorganisation, immediate payment of accrued pension without actuarial reduction.

•	Imposed Early Retirement II - if age is under 50, with 2 or more years Pensionable Service and termination is as a result of redundancy or reorganisation then subject to (i) the request or recommendation of the Company which can (subject to other terms of an Executives contract of Employment) be withheld in its absolute discretion; and (ii) the agreement of the trustees of the relevant scheme: a deferred pension, payable from 50, without actuarial reduction.

•	If less than 2 years Pensionable Service and termination occurs in any circumstances, pension payable from age 63.

Note: Subject to the relevant Pension Scheme Rules, “Pensionable Service” for the purposes of the relevant pension schemes means actual service with the Company, or a member of the ScottishPower Group, including transferred in benefits, and may (for the purpose of the terms and conditions of employment of an Employee) include the period of service that would have elapsed had the Company given the period of notice of termination required to be given pursuant to an individual’s terms and conditions of employment.

B	The ScottishPower Executive Top Up Plan (“Top Up Plan”)

The Top Up Plan, where applicable to an Executive, aims to give eligible ScottishPower senior executives (“the Executive”) the right to earn a target maximum pension of up to two-thirds of his Final Salary, as if there was no Inland Revenue earnings cap, during the period of an Executive’s pensionable employment (i.e. as a contributing member of the Pension Scheme) and up to the normal retirement age of 63. This commitment is subject to deduction, or account being taken, of any retained or transferred in benefits that the Executive already has a result of previous employment.

The Top Up Plan combines the following elements:

•	ScottishPower Scheme “approved” pension benefit – based on service to normal retirement age and subject to the Inland Revenue earnings cap.

•	Executive Plan “approved” benefit – based on the Executive’s deemed (i.e.enhanced) pensionable service and his/her current salary (subject to the earnings cap). Total benefits, include “transferred in” and retained benefits but cannot, and do not, exceed the Inland Revenue limit.

•	Executive Plan “unapproved” benefits – the balance between the Executive’s target pension under the plan and the Inland Revenue limits.

C	Unfunded Unapproved Retirement Benefits (UURBS)

The UURBS effectively means that the company, itself, makes provision for its Executive’s pension commitments above the Inland Revenue limits as determined by that earnings cap which applies to Employees who joined the Company on or after 1st June 1989 all in accordance with the UURBS Deed and Rules.

D	Notes Common to B and C

The extent to which the Employee benefits, or would benefit, from the Top Up Plan or UURBS depends upon a number of factors including:

•	the potential length of his/her period of service with ScottishPower at the normal retirement age of 63

•	the existing value of his/her retained benefits at the time of entering the relevant UURB or Top Up Plan

•	the issue of whether the Executive joined the group on or after 1 June 1989 (being therefore subject to the Inland Revenue pensionable salary cap (currently £99,000 pa)).

The precise value and composition of the pension benefits bestowed by the Top Up and UURBS plans, and accordingly the need for an Executive to be a participatory member in either such scheme, will vary for each Executive Top-Up Plan member based on their own individual situation.